Exhibit 10.2

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

BETWEEN

BLACKSTONE PRIVATE REAL ESTATE CREDIT AND INCOME FUND

AND

BLACKSTONE REAL ESTATE SPECIAL SITUATIONS ADVISORS L.L.C.

This Amended and Restated Agreement (“Agreement”) is made as of April 30, 2025, by and between Blackstone Private Real Estate Credit and Income Fund, a Delaware Statutory trust (the “Fund”), and Blackstone Real Estate Special Situations Advisors L.L.C., a Delaware limited liability company (the “Administrator”).

WHEREAS, the Fund and the Administrator previously entered into an administration agreement (the “Administration Agreement”) dated February 20, 2025 whereby the Fund retained the Administrator as the administrator to the Fund; and

WHEREAS, the Fund and the Administrator wish to amend and restate the Administration Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Fund and the Administrator hereby agree as follows:

1. Duties of the Administrator.

(a) Employment of Administrator. The Fund hereby retains the Administrator to act as administrator of the Fund, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Fund’s Board of Trustees (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such retention and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b) Services. The Administrator may perform (or oversee, or arrange for, the performance of) the certain administrative services necessary for the operation of the Fund, including, maintaining financial records, filing of the Fund’s tax returns, assisting the Fund’s investment adviser, Blackstone Real Estate Special Situations Advisors L.L.C., (in such capacity, the “Adviser”), in overseeing the calculation of the Fund’s net asset value (“NAV”), compliance monitoring (including diligence and oversight of the Fund’s other service providers), assisting in the preparation of reports to the Fund’s shareholders and reports filed with the Securities and Exchange Commission (the “SEC”) and other regulators, preparing materials and coordinating meetings of the Board, managing the payment of expenses, the payment and receipt of funds for investments and the performance of administrative and professional services rendered by others, providing office space, equipment and office services, and such other services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Fund, conduct relations with sub-administrators, custodians, depositories, transfer agents, escrow agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and intermediaries, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable in meeting the needs of the Fund, each such service provider at the expense of the Fund except and to the extent that their services are duplicative of those the Administrator is obligated to furnish to the Fund hereunder. The Administrator shall make reports to the Board of its performance of its obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, in its capacity as Administrator pursuant to this Agreement, provide any advice or recommendation relating to the securities and other assets that the Fund should purchase, retain or sell or any other investment advisory services to the Fund. The Administrator will assist the Adviser to provide on the Fund’s behalf significant managerial assistance to those investments that request such assistance. For the avoidance of any doubt, the parties agree that the Administrator is authorized to enter into sub-administration agreements, including with Portfolio Entities (defined below), as the Administrator determines necessary in order to carry out the administrative services set forth in this paragraph.

2. Records. The Administrator agrees to maintain and keep all books, accounts and other records of the Fund that relate to activities performed by the Administrator hereunder and will maintain and keep such books, accounts and records in accordance with the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Administrator may delegate the foregoing responsibility to a third party with the consent of the Board, subject to the oversight of the Administrator and the Fund. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it or its delegate maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it or its delegate maintains for the Fund pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3. Confidentiality. The parties hereto agree that each shall treat all information provided by each party to the other regarding its business and operations as confidential. All confidential information provided by a party hereto, including nonpublic personal information (regulated pursuant to Regulation S-P), shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required or requested to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

4. Compensation. In consideration for the administrative services provided pursuant to this Agreement, the Administrator will be entitled to receive an administration fee (the “Administration Fee”) payable, settled and paid monthly by the Fund in an amount equal to the greater of (i) $41,666.67 and (ii) 1/12 of 0.1% of the Fund’s NAV as of the last day of the applicable month, before giving effect to any accruals for the Administration Fee. The Administration Fee will be separate from and additional to any Fund Expenses (as defined herein, including administrative expenses incurred in connection with investments and which may include fees paid to any Portfolio Entities; the term “Portfolio Entities” describes, individually and collectively, any entity owned, directly or indirectly through subsidiaries, by the Fund or other Blackstone Inc. (“Blackstone”) clients, including, as the context requires, portfolio companies, holding companies, special purpose vehicles and other entities through which investments are held, including the issuers or borrowers thereof). From time to time, the Administrator on behalf of the Fund will engage other parties, including Portfolio Entities, to perform certain administrative duties it is obligated to provide hereunder. The fees, costs and expenses of any such service providers, including Portfolio Entities, will be offset against the Administrative Fees payable to the Administrator, and the Administrator will bear any amounts in excess of the Administration Fee. Expenses for services not covered by this Agreement, including administrative expenses incurred in connection with investments and Portfolio Entities, will be borne by the Fund over and above the expenses of the Administration Fee. For the avoidance of doubt, the fees, costs and expenses of administrative services provided to the Fund pursuant to this Agreement will not be duplicated as Fund Expenses.

Except as specifically provided below, all investment professionals and other personnel of the Adviser, when and to the extent engaged in providing investment advisory services to the Fund, and the base compensation, bonus and benefits, and the routine overhead expenses, of such personnel allocable to such services, will be provided and paid for by the Adviser. The Fund will bear all other costs and expenses of the Fund’s operations, administration and transactions, including, but not limited to:

(a) the Administration Fee payable to the Administrator pursuant to this Agreement; and

(b) all other expenses of the Fund’s operations, administration and transactions (“Fund Expenses”) including, without limitation, those relating to:

(i) costs associated with the Fund’s organization and any offering, including, but not limited to, the Fund’s ongoing private offering commenced in connection with the Fund’s organization and offerings by feeder vehicles (which are primarily created to hold the Fund’s common shares and in turn offer interests in such feeder vehicles to U.S. and non-U.S. persons);

(ii) maintaining financial records, compliance monitoring (including diligence and oversight of the Fund’s other service providers), preparing reports or other communications to shareholders and any filings with the SEC, preparing materials and coordinating meetings of the Board (including independent trustees’ fees and expenses including reasonable travel, entertainment, lodging and meal expenses, and any legal counsel or other advisors retained by, or at the discretion or for the benefit of, the independent trustees), managing the payment of expenses, and the payment and receipt of funds for investments;

(iii) expenses (including out-of-pocket expenses such as travel, lodging and meal expenses) of employees of the Adviser or its affiliates to the extent such expenses relate to attendance at meetings of the Board or any committees thereof;

(iv) overseeing the calculation of the Fund’s NAV, including the cost of calculating the Fund’s NAV and the cost of any third-party valuation services;

(v) (a) fees, costs and expenses in connection with the origination, acquisition, issuance, trading, settling, due diligence on, monitoring, disposing of, financing and holding of prospective, potential or actual investments (including without limitation any legal, tax, administrative, accounting, advisory, consulting and printing expenses, reverse termination fees and any liquidated damages); (b) such expenses related to potential investments that were not consummated; (c) any fees, costs and expenses related to the organization or maintenance of any entity or vehicle through which the Fund directly or indirectly participates in prospective, potential or actual investments; (d) fees, costs and expenses of hedging, prime brokerage, custodial services, clearing and settlement; (e) forfeited deposits, agent bank and other bank service fees, private placement fees, appraisal fees, commitment fees, underwriting costs and commissions (including commissions and other compensation payable to brokers or dealers), costs and expenses of any lenders, investment banks and other financing sources; (f) other investment costs, fees and expenses actually incurred by or on behalf of the Fund (including, without limitation, travel, meals, accommodations and entertainment expenses and any expenses related to attending trade association and/or industry meetings, conferences and events or similar meetings, conferences and events, any costs or expenses relating to currency conversion in the case of investments denominated in a currency other than U.S. dollars); and (g) expenses arising out of trade settlements (including any delayed compensation) and, if necessary, enforcing the Fund’s rights;

(vi) all taxes, fees, costs, expenses, retainers and/or other payments of goods and services used by the Fund, including legal, tax, accounting, consulting (including individuals consulted through expert network consulting firms), auditing, finance, administrative, investment banking, capital market, transfer agency, escrow agency, custody (including sub-custodians), dividend agent, prime brokerage, asset management, and property management, data or technology providers, paying agents, depositaries, trustees, engineers, senior advisors, industry experts, operating partners, and other professional fees and other non-advisory services rendered to the Fund by the Adviser or its affiliates;

(vii) the cost of effecting any sales and repurchases of the Fund’s common shares and other securities, including any registration costs or other costs associated with registering tender offers with the SEC;

(viii) fees and expenses payable under dealer manager and placement agent agreements, if any;

(ix) all fees, costs and expenses of any loan servicer and other service providers and of any custodians, lenders, investment banks and other financing sources;

(x) federal and state registration fees, license fees, franchise fees, stock exchange listing fees and expenses (if any) and fees payable to ratings agencies;

(xi) the costs incurred by the Adviser and the Administrator in providing managerial assistance to those borrowers and other investments of the Fund that request it;

(xii) interest and fees and expenses arising out of borrowings, guarantees and other financings or derivative transactions (including interest, fees and related legal expenses) made or entered into by the Fund, including, but not limited to, costs associated with the negotiation, establishment and maintenance of any of the Fund’s credit facilities, reverse repurchase agreements, other financing arrangements, hedging costs or any other form of leverage of the Fund (including commitment fees, accounting fees, legal fees, closing and other similar costs), including the execution of and ongoing maintenance and compliance related to any securities offerings;

(xiii) expenses connected with communications to individual or group shareholders, including bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, the costs payable by the Fund to any transfer agent and registrar, expenses in connection with the listing and/or trading of the Fund’s securities on any exchange, costs of preparing, printing and mailing the Fund’s annual report, if applicable, to its shareholders and proxy materials and proxy voting expenses with respect to any meeting of the shareholders and any other reports or related statements;

(xiv) costs associated with the Fund’s information, obtaining and maintaining technology, including without limitation, the cost of any professional service providers, any computer software or hardware (including specialty and custom software for monitoring risk, compliance and the overall portfolio, including any development costs incurred prior to the filing of the Fund’s election to be treated as a business development company), data-related communication, market data and research (including news and quotation equipment and services and costs incurred by the Adviser’s or its affiliates’ internal and third-party research groups), electronic equipment or purchased information technology services from third-party vendors or affiliates of the Adviser, technology service providers and related software/hardware utilized in connection with the Fund’s operational activities;

(xv) expenses relating to compliance-related matters (such as developing and implementing specific policies and procedures in order to comply with certain regulatory requirements) and regulatory filings relating to the Fund’s activities, reports to be filed with the U.S. Commodity Futures Trading Commission, reports, disclosures, and/or other regulatory filings of the Adviser and its affiliates relating to the Fund’s activities, costs of Sarbanes-Oxley Act compliance and attestation, Internal Revenue Service filings, Financial Industry Regulatory Authority and other regulatory bodies and other reporting and compliance costs, the costs associated with reporting and compliance obligations under the 1933 Act, the 1934 Act and the Investment Company Act and any other applicable federal and state securities laws, any expenses incurred for general compliance and regulatory matters, including the compensation, fees, and expenses of professionals responsible for the foregoing;

(xvi) the costs of any litigation, arbitration or audit involving the Fund or its assets and the amount of any judgments, assessment fines, remediations settlements paid in connection therewith or extraordinary expense or liability relating to the affairs of the Fund;

(xvii) any taxes and/or tax-related interest, fees or other governmental charges (including any penalties incurred where the Adviser lacks sufficient information from third parties to file a timely and complete tax return) levied against the Fund and all expenses incurred in connection with any tax audit, investigation, litigation, settlement or review of the Fund and the amount of any judgments, fines, remediation or settlements paid in connection therewith;

(xviii) fees, costs and expenses of winding up and liquidating the Fund’s assets;

(xix) expenses of managing and operating the Fund’s properties, whether payable to an affiliate of the Adviser or a non-affiliated person;

(xx) costs associated with any registration rights granted to investors;

(xxi) all insurance costs incurred in connection with the operation of the Fund’s business, including any fidelity bond, trustees, directors and officers insurance and indemnification (including advancement of any fee, costs or expense to persons entitled to indemnification) and other insurance premiums and other costs, except for the premiums and other costs attributable to the insurance that the Adviser or any of its affiliates elect to carry for itself and its personnel;

(xxii) expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board to or on account of holders of the Fund’s securities, including, without limitation, in connection with any distribution reinvestment plan;

(xxiii) expenses incurred in connection with the formation, organization and continuation of any corporation, partnership, joint venture or other entity or vehicle through which the Fund’s investments are made or in which any such entity invests;

(xxiv) dues and expenses incurred related to industry association memberships or attending industry conferences on behalf of the Fund; and

(xxv) costs associated with any extraordinary transactions involving the Fund and its securities, including but not limited to mergers, listing on a national stock exchange, acquisitions of other investment vehicles and operating companies, and changes in form or liquidation of the Fund, whether or not any such transaction provides liquidity for the Fund’s shareholders.

From time to time, the Adviser, the Administrator or their affiliates may pay third-party providers of goods or services. The Fund will reimburse the Adviser, the Administrator or such affiliates thereof for any such amounts paid on the Fund’s behalf. From time to time, the Adviser or the Administrator may defer or waive fees and/or rights to be reimbursed for expenses.

All of the foregoing expenses will ultimately be borne by the Fund’s shareholders.

Costs and expenses of the Administrator and the Adviser that are eligible for reimbursement by the Fund will be reasonably allocated to the Fund on the basis of time spent, assets under management, usage rates, proportionate holdings, a combination thereof or other reasonable methods determined by the Administrator.

5. Limit of Liability. The Administrator and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with it (the “Indemnified Parties”) shall not be liable for any error of judgment or mistake of law or for any act or omission or any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that the Administrator shall not be protected against any liability to the Fund or its shareholders to which the Administrator would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the reckless disregard of its duties and obligations (“disabling conduct”). An Indemnified Party may consult with counsel and accountants in respect of the Fund’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel and accountants; provided, that such counsel or accountants were selected with reasonable care. Absent disabling conduct, the Fund will indemnify the Indemnified Parties against, and hold them harmless from, any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of the Administrator’s services under this Agreement or otherwise as administrator for the Fund. The Indemnified Parties shall not be liable under this Agreement or otherwise for any loss due to the mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker or other agent.

As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, indemnification shall be provided in accordance with this Section 5 if a majority of the Fund’s trustees who are not interested persons (excluding any trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) determine based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the Indemnified Party is not liable to the Fund or its shareholders by reason of willful misfeasance, bad faith or gross negligence.

An Indemnified Party shall be entitled to advances from the Fund for payment of the reasonable expenses (including reasonable counsel fees and expenses) incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. Prior to any such advance, the Indemnified Party shall provide to the Fund a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct necessary for indemnification has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Indemnified Party shall provide a security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party trustees or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Indemnified Party will ultimately be found to be entitled to indemnification.

6. Activities of the Administrator. The services of the Administrator to the Fund are not to be deemed to be exclusive, and the Administrator and each affiliate is free to render services to others. It is understood that trustees, officers, employees and shareholders of the Fund are or may become interested in the Administrator and its affiliates, as trustees, officers, members, managers, employees, partners, shareholders or otherwise, and that the Administrator and trustees, officers, members, managers, employees, partners and shareholders of the Administrator and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

7. Duration and Termination.

(a) This Agreement shall become effective as of the date first written above. This Agreement may be terminated at any time, without the payment of any penalty, on 60 days’ prior written notice by the Fund, by the vote of a majority of the outstanding voting securities of the Fund or by the vote of the Fund’s trustees or on 120 days’ prior written notice by the Administrator. The provisions of Section 5 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Administrator shall be entitled to any amounts owed under Section 4 through the date of termination or expiration, and Section 5 shall continue in force and effect and apply to the Administrator and its representatives as and to the extent applicable.

(b) This Agreement shall continue in effect for two years from the date hereof, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Board who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(c) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

8. Amendments of this Agreement. This Agreement may be amended pursuant to a written instrument by mutual consent of the parties and the requirements of the Investment Company Act.

9. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Investment Company Act.

10. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

11. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BLACKSTONE PRIVATE REAL ESTATE CREDIT AND INCOME FUND

By:	/s/ Brian Kim
Name: Brian Kim
Title: Chief Executive Officer

BLACKSTONE REAL ESTATE SPECIAL SITUATIONS ADVISORS L.L.C.

By:	/s/ Anthony F. Marone, Jr.
Name: Anthony F. Marone, Jr.
Title: Managing Director and Chief Financial Officer

[Signature Page to BREC Administration Agreement]